Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wright Medical Group N.V.:
We consent to the use of our reports dated February 26, 2019 with respect to the consolidated balance sheets of Wright Medical Group N.V. and subsidiaries as of December 30, 2018 and December 31, 2017, and the related consolidated statements of operations, changes in shareholders’ equity, comprehensive loss, and cash flows for each of the years ended December 30, 2018, December 31, 2017, and December 25, 2016, and the related financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 30, 2018, incorporated herein by reference.

/s/ KPMG LLP

Memphis, Tennessee
June 27, 2019